EXHIBIT 99.2

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Closing of Public Offerings of

$287.5 Million of its 3.00% Convertible Senior Notes due 2018 and of

$402.5 Million of its 3.75% Convertible Senior Notes due 2020

Underwriters’ Full Exercise of Over-Allotment Options Increased Notes Offerings Proceeds by $90.0 Million

Financings from Notes Offerings will Provide Additional Capacity and Flexibility to ARCP

New York, New York, December 10, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today the closing of its public offering of $250 million of its 3.00% Convertible Senior Notes due in 2018 (“2018 Notes”) pursuant to a reopening of its existing series of such notes and its public offering of $350 million of its 3.75% Convertible Senior Notes due in 2020 (“2020 Notes”), both of which had priced on Thursday, December 5, 2013. In addition, the underwriters in the offerings fully exercised their over-allotment option to purchase an additional $37.5 million aggregate amount of 2018 Notes and their over-allotment option to purchase an additional $52.5 million aggregate amount of 2020 Notes. The closing of both of these over-allotment option transactions also occurred today.

As a result, ARCP today issued a total of $287.5 million aggregate amount of 2018 Notes and $402.5 million aggregate amount of 2020 Notes. The completed offerings and full exercise of the over-allotment options resulted in ARCP’s receipt of approximately $670.7 million in aggregate net proceeds which ARCP intends to use (a) to repay outstanding indebtedness under its existing credit facility (which will increase the availability of funds under the facility); and (b) for general corporate purposes.

The 2018 Notes will mature on August 1, 2018. The 2018 Notes may be converted into cash, common stock or a combination thereof in limited circumstances prior to February 1, 2018 and may be converted at any time into such consideration on or after February 1, 2018. The 2020 Notes will mature on December 15, 2020. The 2020 Notes may be converted into cash, common stock or a combination thereof in limited circumstances prior to June 15, 2020 and may be converted at any time into such consideration on or after June 15, 2020.

Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC acted as joint bookrunners for the offerings. Capital One Securities, Inc. and JMP Securities LLC acted as co-managers for the offerings.

RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, also acted as structuring adviser for the offerings.

The 2018 Notes and the 2020 Notes were issued pursuant to an effective registration statement previously filed with the Securities and Exchange Commission on Form S-3 and available for review on the Securities and Exchange Commission's website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of the securities will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement, as supplemented, and other related documents. Copies of the applicable prospectus supplement, as supplemented, and the accompanying base prospectus related to the 2018 Notes and the 2020 Notes may be obtained from either Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (888) 603-5847, or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (800) 831-9146.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. For a further description of the risks and uncertainties that could cause ARCP's actual results to materially differ from those set forth herein, please see ARCP's filings with the Securities and Exchange Commission, including the “Risk Factors” section of its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARCP undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: 212-415-6500